Exhibit 99.1

PRESS RELEASE

For more information, contact:

Larry Ryder, Chief Financial Officer

or Paul B. Toms, Jr., Chief Executive Officer

at 276-632-2133

For immediate release: May 17, 2006

Hooker Furniture Revises Second Quarter Outlook

Martinsville, VA.: Hooker Furniture (Nasdaq-CM: HOFT) is revising its 2006 second quarter sales forecast to a range of flat to 2% lower than its 2005 second quarter sales.

Previously, the Company had said it expected sales in the March 1 to May 31 time period to increase in a range of 3% to 7% when compared to 2005 second quarter sales of $88.7 million.

“A softening in business at retail has dampened our expectations for the current quarter,” said Paul B. Toms Jr., chairman and chief executive officer. “We believe this decline has been precipitated by rising energy prices and a decrease in housing activity.” Toms added, “We had a solid April International Home Furnishings Market. The new products we introduced there will begin to ship in late summer, which should help spur an upturn in business heading into the fourth quarter.”

Ranked as the nation’s sixth largest publicly traded furniture provider based on 2004 shipments to U.S. retailers, Hooker Furniture is an 82-year-old importer and manufacturer of residential wood, upholstered and metal furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include home theater and entertainment units and office, dining, occasional, bedroom and upholstered leather furniture for the home. With approximately 1,400 employees, the Company operates manufacturing plants, distribution centers and warehouses, showrooms and a corporate office in Virginia and North Carolina. Please visit us at www.hookerfurniture.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.